Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Opens New Land Rover Franchise in the United Kingdom

HOUSTON, January 8, 2018 — Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer, today announced the addition of a new Land Rover franchise in Watford, which is located in the northwestern portion of the greater London metropolitan market.

This Land Rover franchise is an open point and has been added to the Company’s existing Beadles Jaguar Watford dealership, with both now located in a new, state-of-the-art facility. The new Beadles Jaguar Land Rover Watford dealership is expected to generate an additional estimated $35 million in annualized revenues. This opening increases the Company’s UK operations to 56 franchises.

“As we further expand our footprint and brand portfolio in the UK, we are delighted to grow our existing partnership with Land Rover,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “With this addition, our UK operations are estimated to generate over $2 billion in annualized revenues.”

ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns and operates 173 automotive dealerships, 228 franchises, and 47 collision centers in the United States, the United Kingdom and Brazil that offer 32 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Sheila Roth
Manager, Investor Relations
Group 1 Automotive, Inc.
713-647-5741 | sroth@group1auto.com

Media contacts:
Pete DeLongchamps
Senior V.P. Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com